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                                                                     EXHIBIT 3.1


                                 AMENDMENT NO. 1
                                       TO
                           AMENDED AND RESTATED BYLAWS
                                       OF
                         UNIVERSAL DETECTION TECHNOLOGY


Effective as of July 14, 2009, the first paragraph of Section 9 of Article II of the Amended and Restated Bylaws of Universal Detection Technology (the "Corporation") hereby is amended and restated in its entirety as follows:

     "Section 9. ACTION WITHOUT MEETING. Any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be provided by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted."

I hereby certify that (a) I am the duly elected and acting Secretary of the Corporation, and (b) the foregoing amendment was duly adopted by resolution of the Board of Directors of the Corporation on July 14, 2009.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of July 14, 2009.



                                                     /s/ Matin Emouna
                                                     -------------------------
                                                     Matin Emouna
                                                     Secretary